                                                                     EXHIBIT 7.1



             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The following sets forth unaudited pro forma financial information for Hollinger International Inc. and its subsidiaries (collectively, the "Company") as of and for the period noted. The pro forma condensed consolidated balance sheet as of September 30, 1998 and the pro forma condensed consolidated statement of operations for the nine months ended September 30, 1998 reflect (i) the Southam Transaction, which consists of the acquisition of the 29.0% of the common shares of Southam not already owned by the Company, the payment of a Cdn. $7.00 special dividend by Southam and bank borrowings to finance the foregoing and (ii) the Community Newspaper Group Transaction, which consists of the sale of 45 newspapers and acquisition of one newspaper and the application of the aggregate net cash proceeds received therefrom to repay outstanding debt under the Bank Credit Facility. The above transactions have been reflected in the pro forma condensed consolidated balance sheet as of September 30, 1998 set forth below assuming that the transactions had been consummated as of that date and the pro forma condensed consolidated statements of operations for the nine months ended September 30, 1998 assuming that the transactions had been consummated as of January 1, 1998.

                 HOLLINGER INTERNATIONAL, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                  (unaudited)


                                                                                     PRO FORMA ADJUSTMENTS
                                                                               ---------------------------------        PRO FORMA
                                                    HOLLINGER                                 COMMUNITY              HOLLINGER
                                                INTERNATIONAL INC.         SOUTHAM         NEWSPAPER GROUP        INTERNATIONAL INC.
                                                   HISTORICAL            TRANSACTION         TRANSACTION                TOTAL
                                                ------------------      --------------     ---------------        ------------------
Current Assets:
   Cash and cash equivalents .................    $   91,468            $   247,487 (a)      $456,000 (g)             $  196,912
 ..............................................                              117,161 (b)      (349,000)(h)
 ..............................................                             (364,648)(c)        (1,556)(g)
   Accounts receivable, net ..................       256,052                                  (11,342)(g)                245,085
 ..............................................                                                    375 (j)
   Due from affiliates .......................        34,576                                                              34,576
   Inventories ...............................        48,984                                   (1,900)(g)                 47,144
 ..............................................                                                     60 (j)
   Other current assets ......................        64,586                                     (494)(g)                 64,110
 ..............................................                                                     18 (i)
                                                   ----------                                                          ----------
      Total current assets ...................       495,666                                                             587,827
Investments in affiliates, at equity .........        50,578                                                              50,578
Property, plant, and  equipment, net .........       619,716                  5,223 (c)       (28,709)(g)                598,288
 ..............................................                                                  1,428 (j)
Intangible assets, net .......................     1,849,817                243,717 (c)      (184,803)(g)              1,923,764
 ..............................................                                                 15,033 (j)
Other assets .................................       203,872                                     (515)(g)                203,357
                                                  ----------                                                          ----------
                                                  $3,219,649                                                          $3,363,814
                                                  ==========                                                          ==========

Current liabilities:
   Current installments of long-term debt.....         6,294                                   (3,316)(g)                  2,978
    Accounts payable .........................        99,572                                     (892)(g)                 98,829
 ..............................................                                                    149 (j)
   Accrued expenses ..........................       166,905                                   (2,896)(g)                164,226
 ..............................................                                                    217 (j)
   Income taxes payable ......................        90,718                                   (5,556)(g)                192,162
                                                                                              107,000 (g)
   Deferred revenue ..........................        87,752                                   (5,018)(g)                 82,734
                                                  ----------                                                          ----------
      Total current liabilities ..............       451,241                                                             540,929
Long-term debt, less current installments.....     1,442,350                348,578 (a)      (349,000)(h)              1,559,089
 ..............................................                              117,161 (b)
Other long-term liabilities ..................       246,119                  1,932 (c)        (6,156)(g)                242,443
                                                                                                  548 (j)
                                                  ----------                                                          ----------
Total liabilities ............................     2,139,710                                                           2,342,461
Minority interest ............................       218,731               (101,091)(a)                                       --
 ..............................................                             (117,640)(c)
Redeemable preferred stock ...................        33,325                                                              33,325
Stockholders' equity .........................       827,883                                  160,145 (g)                988,028
                                                  ----------                                                          ----------
                                                  $3,219,649                                                          $3,363,814
                                                  ==========                                                          ==========


Total Debt to Annualized EBITDA ..............         3.71x(k)                                                           4.35x (k)

                 HOLLINGER INTERNATIONAL, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                   (unaudited)


                                                                                PRO FORMA ADJUSTMENTS
                                                                         ---------------------------------         PRO FORMA
                                                      HOLLINGER                               COMMUNITY            HOLLINGER
                                                  INTERNATIONAL INC.       SOUTHAM         NEWSPAPER GROUP      INTERNATIONAL INC.
                                                     HISTORICAL          TRANSACTION         TRANSACTION            TOTAL
                                                  ------------------    --------------     ---------------     ------------------
Operating revenues .............................    $1,619,443                              $  (79,222)(g)       $1,543,565
                                                                                                 3,344 (j)
Operating costs and expenses ...................     1,326,493                                 (54,286)(g)        1,274,555
                                                                                                 2,348 (j)
Depreciation and amortization ..................        86,194             $4,570 (d)           (7,684)(g)           83,187
                                                                                                   107 (j)
                                                    ----------                                                   ----------
      Total operating costs and expenses........     1,412,687                                                    1,357,742
Operating income ...............................       206,756                                                      185,823
Other income (expense):
   Interest expense ............................       (78,384)            22,967 (e)          (17,208)(i)          (84,102)
                                                                                                   (41)(g)
   Amortization of debt issue costs ............        (4,599)                                                      (4,599)
   Equity in earnings (loss) of affiliates......          (949)                                                        (949)
   Interest and dividend income ................         6,249                                                        6,249
   Other income, net ...........................       324,880                                    (125)(g)          324,755
                                                    ----------                                                   ----------
Total other income (expense)....................       247,197                                                      241,354
                                                    ----------                                                   ----------
Earnings before income taxes,
   minority interest and extraordinary items....       453,953                                                      427,177
Income taxes ...................................       193,985             (9,187)(f)           (7,229)(g)          184,808
                                                                                                 6,883 (f)
                                                                                                  (356)(j)
                                                    ----------                                                   ----------
Earnings before minority intests and
   extraordinary items .........................       259,968                                                      242,369
Minority interest ..............................        78,189            (78,189)(c)
                                                    ----------                                                   ----------
Earnings before extraordinary items ............       181,779                                                      242,369
Extraordinary items ............................        (5,067)                                                      (5,067)
                                                    ----------                                                   ----------
Net earnings ...................................    $  176,712                                                   $  237,302
                                                    ==========                                                   ==========

---------

(a) Represents payment by Southam of a special dividend of Cdn. $7.00 per share and the incurrence by Southam of Cdn. $532,018,000 ($348,578,000) of additional long-term debt to finance such payment (which debt was subsequently refinanced by a borrowing by HCPH under the Bank Credit Facility). Of such amount, 71.0% ($247,487,000) was received by HCPH and used to finance a portion of the purchase price of the Southam common shares acquired in the Acquisition. See notes (b) an(c). The remaining $101,091,000 of the dividend reduces minority interest.

(b) Represents the borrowing by HCPH of the additional Cdn. $178,817,000 ($117,161,000) required to purchase the remaining 29.0% of Southam for Cdn. $556,545,000 ($364,648,000).

(c) Represent the acquisition of the remaining 29.0% interest in Southam as follows:


                                                           (in thousands)

                  Purchase price                              $364,648
                  Balance of minority interest                 117,640
                                                              --------

                      Balance to be allocated                 $247,008
                                                              ========

                  Allocated as follows:
                      Property, plant and equipment           $  5,223
                      Intangible assets                        243,717
                      Other long-term liabilities               (1,932)
                                                              --------
                                                              $247,008
                                                              ========


(d) Represents the additional amortization of $243,717,000 of intangibles resulting from the acquisition of the 29.0% interest in Southam over 40 years.

(e) Represents increase in interest expense on long term debt of $465,739,000 ($348,578,000 plus $117,161,000) as a result of the additional debt incurred to pay the Southam special dividend and to acquire the remaining 29.0% interest in Southam at 6.57% (the approximate rate on the Bank Credit Facility).

(f)   Represents tax effect of pro forma interest adjustment at 40%.

(g) Represents the elimination of the assets, liabilities, revenues and expenses of the 45 community newspapers disposed of as part of the Community Newspaper Group Transaction, the receipt of the cash proceeds of $456,000,000 and the gain on the sale of such newspapers of $160,145,000, net of income taxes payable of $107,000,000. As part of the Community Newspaper Group Transaction, International will also receive the assets and liabilities of one daily newspaper valued at approximately $16,000,000. See note (j) below.

(h) Represents the use of net cash proceeds of $349,000,000 ($456,000,000 less income taxes payable of $107,000,000) from the disposition of the community newspapers to pay down a portion of the Bank Credit Facility.

(i) Represents the reduction of interest expense on $349,000,000 of long-term debt at 6.57% as a result of the application of the net proceeds from the sale of the community newspapers to repay a portion of the Bank Credit Facility.

(j) Represents the assets, liabilities, revenues and expenses resulting from the acquisition in a like-kind exchange of a daily newspaper as part of the Community Newspaper Group Transaction.

(k) Represents the ratio of (i) historical and pro forma Total Debt at September 30, 1998 to (ii) historical and pro forma 1998 Annualized EBITDA, respectively, Annualized EBITDA has been calculated based on actual and pro forma EBITDA for the nine months ended September 30, 1998. The calculation of these ratios differs in certain respects from the calculation of the Consolidated Cash Flow Ratio pursuant to the Indentures.